Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-1198
(877) 281-6642 (toll free)

BAUSCH HEALTH COMPANIES INC. ANNOUNCES THIRD-QUARTER 2019 RESULTS
AND RAISES FULL-YEAR REVENUE AND ADJUSTED EBITDA (NON-GAAP) GUIDANCE RANGES

•	Third-Quarter 2019 Financial Results

◦	Revenues of $2.209 Billion

◦	GAAP Net Loss of $49 Million

◦	Adjusted EBITDA (non-GAAP)[1] of $942 Million

◦	GAAP Cash Generated from Operations of $515 Million

•	Delivered Total Company Reported Revenue Growth of 3% and Organic Revenue Growth[1,2] of 4% Compared to the Third Quarter of 2018

◦	Bausch + Lomb/International Segment Delivered 12th Consecutive Quarter of Organic Revenue Growth[1,2]

◦	Salix Segment Reported Revenue Increased by 20% Compared to the Third Quarter of 2018

•	Raised Full-Year 2019 Guidance Ranges

LAVAL, Quebec, Nov. 4, 2019 - Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we”) today announced its third-quarter 2019 financial results.

“In the third quarter, Bausch Health delivered another strong quarter with both reported and organic revenue growth1,2, demonstrating that our efforts to grow our core businesses are continuing to gain traction. In addition to organic revenue growth1,2 in both the Bausch + Lomb/International and Salix segments due to higher revenues in several of our durable, established brands, such as XIFAXAN®, BioTrue® ONEday and Bausch + Lomb ULTRA®, our performance was also strengthened by the success of newer products, such as LUMIFY® and Thermage® FLX, ” said Joseph C. Papa, chairman and CEO, Bausch Health. “Additionally, we are excited by the potential we see from the early days of the launch of DUOBRII®, the newest product in our dermatology portfolio.”

Company Highlights

Executing on Core Businesses and Advancing Pipeline

•	The Bausch + Lomb/International segment comprised approximately 53% of the Company’s reported revenue in the third quarter of 2019

◦
Increased reported revenue in the Bausch + Lomb/International segment by 2% compared to the third quarter of 2018; revenue in this segment grew organically[1,2] by 5% compared to the third quarter of 2018; growth was primarily driven by the Global Consumer, International Rx and Global Vision Care business units

◦	Delivered 12th consecutive quarter of organic revenue growth[1,2]
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1 Please see the tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the nearest comparable GAAP measure.
2 Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.

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◦	Launched Ocuvite® Eye Performance vitamins in the United States, which are formulated to help protect the eye from digital device blue light and UV exposure from the sun

•	The Salix segment comprised approximately 25% of the Company’s reported revenue in the third quarter of 2019

◦	Increased reported revenue in the Salix segment by 20% compared to the third quarter of 2018

◦	Increased reported revenue of XIFAXAN® by 24% compared to the third quarter of 2018

•	The Ortho Dermatologics segment comprised approximately 7% of the Company’s reported revenue in the third quarter of 2019

◦
The U.S. Food and Drug Administration accepted the New Drug Application for ARAZLO™[3] (IDP-123) Lotion with a PDUFA action date of Dec. 22, 2019; if approved, ARAZLO™[3] will be the first tazarotene acne treatment available in a lotion form

◦	Expanded the cash-pay prescription program, Dermatology.com, to all Walgreens U.S. retail pharmacy locations

◦
Reported revenues in the Global Solta business unit increased by 62% compared to the third quarter of 2018, driven by continued strong demand of Thermage® FLX following the launch in the Asia Pacific region

•	Released annual Corporate Social Responsibility report

Strategic Capital Allocation and Debt Management

•	Increased Research and Development (R&D) by approximately 15%, or $16 million, compared to the third quarter of 2018

•	Repaid debt by approximately $450 million in the third quarter of 2019, including the net impact of activity under our revolving credit facility

Third-Quarter 2019 Revenue Performance
Total reported revenues were $2.209 billion for the third quarter of 2019, as compared to $2.136 billion in the third quarter of 2018, an increase of $73 million, or 3%. Excluding the unfavorable impact of foreign exchange of $15 million, the impact of a 2019 acquisition of $14 million and the impact of divestitures and discontinuations of $13 million, revenue grew organically1,2 by 4% compared to the third quarter of 2018, driven by organic growth2 in the Salix and Bausch + Lomb/International segments.

Revenues by segment were as follows:

	Three Months Ended September 30,
(in millions)	2019	2018	Reported Change	Reported Change	Change at Constant Currency[4]	Organic Change[1,2]
Bausch + Lomb/International	$1,175	$1,147	$28	2%	4%	5%
Salix	$551	$460	$91	20%	20%	18%
Ortho Dermatologics	$147	$176	($29)	(16%)	(16%)	(16%)
Diversified Products	$336	$353	($17)	(5%)	(5%)	(5%)
Total Revenues	$2,209	$2,136	$73	3%	4%	4%

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3 Provisional name.
4 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP metric, is determined by comparing 2019 reported amounts adjusted to exclude currency impact, calculated using 2018 monthly average exchange rates, to the actual 2018 reported amounts.

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Bausch + Lomb/International Segment
Bausch + Lomb/International segment revenues were $1.175 billion for the third quarter of 2019, as compared to $1.147 billion for the third quarter of 2018, an increase of $28 million, or 2%. Excluding the unfavorable impact of foreign exchange of $15 million and the impact of divestitures and discontinuations of $9 million, the Bausch + Lomb/International segment grew organically1,2 by approximately 5% compared to the third quarter of 2018. The increase was primarily driven by growth in the Global Consumer, International Rx and Global Vision Care business units.

Salix Segment
Salix segment revenues were $551 million for the third quarter of 2019, as compared to $460 million for the third quarter of 2018, an increase of $91 million, or 20%. The increase was primarily driven by XIFAXAN®, which grew 24% as compared to the third quarter of 2018.

Ortho Dermatologics Segment
Ortho Dermatologics segment revenues were $147 million for the third quarter of 2019, as compared to $176 million for the third quarter of 2018, a decrease of $29 million, or 16%, due to lower volumes primarily driven by the loss of exclusivity of ZOVIRAX®, SOLODYN® and ELIDEL®, partially offset by organic revenue growth2 in the Global Solta business unit and from new product launches in the Ortho Dermatologics business unit.

Diversified Products Segment
Diversified Products segment revenues were $336 million for the third quarter of 2019, as compared to $353 million for the third quarter of 2018, a decrease of $17 million, or 5%. The decrease was primarily attributable to the previously reported loss of exclusivity for a basket of products.

Operating Income
Operating income was $329 million for the third quarter of 2019, as compared to an operating income of $117 million for the third quarter of 2018, an increase of $212 million. The increase in operating results for the third quarter of 2019 was primarily driven by a decrease in amortization and impairments and the increase in reported revenues and higher gross margins in 2019 as compared to 2018, offset by increased Selling, general and administrative (SG&A) expenses and R&D expenses.

Net Loss
Net loss for the three months ended Sept. 30, 2019 was $49 million, as compared to net loss of $350 million for the same period in 2018, a favorable impact of $301 million. The change is primarily due to the increased operating results noted above and the favorable change in income tax provision.

Adjusted net income (non-GAAP)1 for the third quarter of 2019 was $425 million, as compared to $403 million for the third quarter of 2018, an increase of $22 million, or 5%.

Cash Generated from Operations
The Company generated $515 million of cash from operations in the third quarter of 2019, as compared to $522 million in the third quarter of 2018.

EPS
GAAP Earnings Per Share (EPS) Diluted for the third quarter of 2019 was ($0.14), as compared to ($1.00) for the third quarter of 2018.

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Adjusted EBITDA (non-GAAP)1
Adjusted EBITDA (non-GAAP)1 was $942 million for the third quarter of 2019, as compared to $916 million for the third quarter of 2018, an increase of $26 million, or 3%.

2019 Financial Outlook
Bausch Health raised its revenue and Adjusted EBITDA (non-GAAP) guidance ranges for the full year of 2019:

•	Raised full-year revenue range from $8.40 - $8.60 billion to $8.475 - $8.625 billion

•	Raised full-year Adjusted EBITDA (non-GAAP) range from $3.425 - $3.575 billion to $3.50 - $3.60 billion

•	Mid-point of the November guidance ranges is up by $50 million versus the mid-point of the August 2019 guidance ranges

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP). The guidance provided in this section represents forward-looking information, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release. The primary reasons for our change in our 2019 full-year guidance ranges are higher expected revenues from certain of our products with loss of exclusivity, better than expected base performance and improvements in our gross margins, partially offset by higher than expected R&D expenses.

Additional Highlights

•	Bausch Health’s cash, cash equivalents and restricted cash were $827 million at Sept. 30, 2019

•	The Company’s availability under the Revolving Credit Facility was approximately $1.055 billion at Sept. 30, 2019

•	Basic weighted average shares outstanding for the quarter were 352.4 million shares. Diluted weighted average shares outstanding for the quarter were 356.8 million shares[5]

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5 Diluted weighted average shares includes the dilutive impact of options and restricted stock units, which are 4,453,000 common shares for the 3 months ended Sept. 30, 2019, and which are excluded when calculating GAAP diluted loss per share because the effect of including the impact would be anti-dilutive.

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Conference Call Details

Date:	Monday, Nov. 4, 2019
Time:	8:00 a.m. ET
Webcast:	http://ir.bauschhealth.com/events-and-presentations
Participant Event Dial-in:	+1 (888) 317-6003 (United States)
+1 (412) 317-6061 (International)
+1 (866) 284-3684 (Canada)
Participant Passcode:	0458346
Replay Dial-in:	+1 (877) 344-7529 (United States)
+1 (412) 317-0088 (International)
+1 (855) 669-9658 (Canada)
Replay Passcode:	10135669 (replay available until Nov. 11, 2019)

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, Bausch Health’s future prospects and performance, including the Company’s 2019 full-year guidance. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, assumptions regarding our 2019 full-year guidance with respect to adjusted SG&A expense (non-GAAP) and the Company’s ability to continue to manage such expense in the manner anticipated, the anticipated timing and extent of the Company’s R&D expense, the expected timing and impact of loss of exclusivity for certain of our products, expected currency impact, expectations regarding gross margin and expectations regarding base performance, and the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. Additional information regarding certain of these

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material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including (i) Adjusted EBITDA (non-GAAP), (ii) organic growth/change and (iii) constant currency. As discussed below, we also provide Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to such similarly titled non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net (loss) income (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives, especially in light of the Company’s new strategies. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating

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results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) reflects adjustments based on the following items:

•
Restructuring and integration costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. In addition, in connection with its acquisition of certain assets of Synergy, the Company has incurred certain severance and integration costs which were not essential to complete, close or report the acquisition. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. With regard to the severance and integration costs associated with the acquisition of certain assets of Synergy, these costs are specific to the acquisition itself and provided no benefit to the ongoing operations of the Company. As a result, the Company does not believe that such costs (and their impact) are truly representative of the underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.

•
Acquired in-process research and development costs: The Company has excluded expenses associated with acquired in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company’s research and development efforts during the period.

•
Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes intangible impairments from its non-GAAP expenses, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.

•
Goodwill impairments: The Company has excluded the impact of goodwill impairment. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. For periods prior to Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of the carrying value of a reporting unit’s goodwill over its implied fair value. However, in January 2017, new accounting guidance was issued which simplifies the subsequent measurement of an impairment to goodwill. Under the new guidance, which the Company early adopted effective Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.

•
Share-based compensation: The Company has excluded the impact of costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based

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compensation expense can vary significantly based on the timing, size and nature of awards granted.

•
Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions. In addition, the Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.

•
Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.

•
Other Non-GAAP charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net gain on sale of assets. In addition, the Company has excluded certain other expenses, such as IT infrastructure investment, that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Finally, to the extent not already adjusted for above, Adjusted EBITDA (non-GAAP) reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

Adjusted Net Income (non-GAAP)
Historically, management has used adjusted net income (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as further described below) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it was management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. It was management’s belief that this measure was also useful to investors as such measure allowed investors to evaluate the Company’s performance using the same tools that management had used to evaluate past performance and prospects for future performance.

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Accordingly, it was the Company’s belief that adjusted net income (non-GAAP) was useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. However, management still believes that adjusted net income (non-GAAP) may be useful to investors in their assessment of the Company and its performance.

In addition to certain of the adjustments described above (namely restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments, goodwill impairments, acquisition-related adjustments, excluding amortization, and other non-GAAP charges), adjusted net income (non-GAAP) also reflects adjustments based on the following additional item:

•
Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Organic Growth/Change
Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations (if applicable). Organic growth/change is change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. Organic revenue is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue and organic growth/change to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as it provides a supplemental period-to-period comparison.

Organic growth/change reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:

•
Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

•
Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets

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owned during both periods. Accordingly, organic revenue (non-GAAP) growth/change excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth/change excludes from the prior period (but not the current period), all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2019 reported amounts adjusted to exclude currency impact, calculated using 2018 monthly average exchange rates, to the actual 2018 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2019 and 2018
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2019	2018	2019	2018
Revenues
Product sales	$2,180	$2,108	$6,291	$6,173
Other revenues	29	28	86	86
	2,209	2,136	6,377	6,259
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	571	573	1,675	1,717
Cost of other revenues	13	9	40	32
Selling, general and administrative	648	614	1,886	1,847
Research and development	123	107	357	293
Amortization of intangible assets	475	658	1,452	2,142
Goodwill impairments	—	—	—	2,213
Asset impairments	33	89	49	434
Restructuring and integration costs	4	3	28	16
Acquisition-related contingent consideration	3	(19)	2	(23)
Other expense (income), net	10	(15)	15	(3)
	1,880	2,019	5,504	8,668
Operating income (loss)	329	117	873	(2,409)
Interest income	2	3	9	9
Interest expense	(406)	(420)	(1,221)	(1,271)
Loss on extinguishment of debt	—	—	(40)	(75)
Foreign exchange and other	9	—	12	18
Loss before benefit from (provision for) income taxes	(66)	(300)	(367)	(3,728)
Benefit from (provision for) income taxes	18	(51)	101	(74)
Net loss	(48)	(351)	(266)	(3,802)
Net (income) loss attributable to noncontrolling interest	(1)	1	(6)	(2)
Net loss attributable to Bausch Health Companies Inc.	$(49)	$(350)	$(272)	$(3,804)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Loss to Adjusted Net Income (non-GAAP)
For the Three and Nine Months Ended September 30, 2019 and 2018
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2019	2018	2019	2018
Net loss attributable to Bausch Health Companies Inc.	$(49)	$(350)	$(272)	$(3,804)
Non-GAAP adjustments: (a)
Amortization of intangible assets	475	658	1,452	2,142
Asset impairments	33	89	49	434
Goodwill impairments	—	—	—	2,213
Restructuring and integration costs	4	3	28	16
Acquired in-process research and development costs	1	—	9	1
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	3	(19)	15	(23)
Loss on extinguishment of debt	—	—	40	75
IT infrastructure investment	6	—	15	—
Legal and other professional fees	3	15	22	35
Net (gain) loss on sale of assets	(1)	26	(10)	26
Litigation and other matters	9	(40)	12	(30)
Other	1	(1)	(6)	(1)
Tax effect of non-GAAP adjustments	(60)	22	(199)	(42)
Total non-GAAP adjustments	474	753	1,427	4,846
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$425	$403	$1,155	$1,042

(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Nine Months Ended September 30, 2019 and 2018
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2019	2018	2019	2018
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding amortization and impairments of intangible assets)	$571	$573	$1,675	$1,717
Fair value inventory step-up resulting from acquisitions (a)	—	—	(5)	—
Adjusted cost of goods sold (excluding amortization and impairments of intangible assets) (non-GAAP)	$571	$573	$1,670	$1,717
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$648	$614	$1,886	$1,847
IT infrastructure investment (b)	(6)	—	(15)	—
Legal and other professional fees (c)	(3)	(15)	(22)	(35)
Other Selling, general and administrative (d)	—	—	2	1
Adjusted selling, general and administrative (non-GAAP)	$639	$599	$1,851	$1,813
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$475	$658	$1,452	$2,142
Amortization of intangible assets (e)	(475)	(658)	(1,452)	(2,142)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$—	$—	$—	$2,213
Goodwill impairments (f)	—	—	—	(2,213)
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Restructuring and integration costs reconciliation:
GAAP Restructuring and integration costs	$4	$3	$28	$16
Restructuring and integration costs (g)	(4)	(3)	(28)	(16)
Adjusted restructuring and integration costs (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$33	$89	$49	$434
Asset impairments (i)	(33)	(89)	(49)	(434)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Acquisition-related contingent consideration reconciliation:
GAAP Acquisition-related contingent consideration	$3	$(19)	$2	$(23)
Acquisition-related contingent consideration (a)	(3)	19	(2)	23
Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Nine Months Ended September 30, 2019 and 2018
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2019	2018	2019	2018
Other expense (income), net reconciliation:
GAAP Other expense (income), net	$10	$(15)	$15	$(3)
Net gain (loss) on sale of assets (j)	1	(26)	10	(26)
Acquisition-related costs (a)	—	—	(8)	—
Litigation and other matters (k)	(9)	40	(12)	30
Acquired in-process research and development costs (l)	(1)	—	(9)	(1)
Other (d)	(1)	1	4	—
Adjusted other expense (income) (non-GAAP)	$—	$—	$—	$—
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$—	$—	$(40)	$(75)
Loss on extinguishment of debt (m)	—	—	40	75
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Benefit from (provision for) income taxes reconciliation:
GAAP Benefit from (provision for) income taxes	$18	$(51)	$101	$(74)
Tax effect of non-GAAP adjustments (n)	(60)	22	(199)	(42)
Adjusted provision for income taxes (non-GAAP)	$(42)	$(29)	$(98)	$(116)

(a) Represents the three components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2). Legal and other professional fees incurred during the three and nine months ended September 30, 2019 and 2018 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(d) Represents the two components of the non-GAAP adjustment of “Other” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Goodwill impairment” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment of “Net (gain) loss on sale of assets” (see Table 2).
(k) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(l) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(m) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(n) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP)
For the Three and Nine Months Ended September 30, 2019 and 2018
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2019	2018	2019	2018
Net loss attributable to Bausch Health Companies Inc.	$(49)	$(350)	$(272)	$(3,804)
Interest expense, net	404	417	1,212	1,262
(Benefit from) provision for income taxes	(18)	51	(101)	74
Depreciation and amortization	520	703	1,583	2,273
EBITDA	857	821	2,422	(195)
Adjustments:
Asset impairments	33	89	49	434
Goodwill impairments	—	—	—	2,213
Restructuring and integration costs	4	3	28	16
Acquired in-process research and development costs	1	—	9	1
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	3	(19)	15	(23)
Loss on extinguishment of debt	—	—	40	75
Share-based compensation	26	22	77	65
Other adjustments:
IT infrastructure investment	6	—	15	—
Legal and other professional fees (a)	3	15	22	35
Net (gain) loss on sale of assets	(1)	26	(10)	26
Litigation and other matters	9	(40)	12	(30)
Other	1	(1)	(6)	(1)
Adjusted EBITDA (non-GAAP)	$942	$916	$2,673	$2,616

(a) Legal and other professional fees incurred during the three and nine months ended September 30, 2019 and 2018 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.

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Bausch Health Companies Inc.								Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended September 30, 2019 and 2018
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	September 30, 2019				September 30, 2018			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$219	$2	$—	$221	$209	$(1)	$208	$13	6%
Global Surgical	161	4	—	165	159	(2)	157	8	5%
Global Consumer Products	370	5	—	375	354	(2)	352	23	7%
Global Ophtho Rx	150	2	—	152	161	—	161	(9)	(6)%
International Rx	275	2	—	277	264	(4)	260	17	7%
Total Bausch + Lomb/International	1,175	15	—	1,190	1,147	(9)	1,138	52	5%

Salix	551	—	(14)	537	460	(3)	457	80	18%

Ortho Dermatologics
Ortho Dermatologics(c)	100	—	—	100	147	—	147	(47)	(32)%
Global Solta	47	—	—	47	29	—	29	18	62%
Total Ortho Dermatologics	147	—	—	147	176	—	176	(29)	(16)%

Diversified Products
Neurology and Other	186	—	—	186	211	(1)	210	(24)	(11)%
Generics(c)	126	—	—	126	118	—	118	8	7%
Dentistry(c)	24	—	—	24	24	—	24	—	—%
Total Diversified Products	336	—	—	336	353	(1)	352	(16)	(5)%

Totals	$2,209	$15	$(14)	$2,210	$2,136	$(13)	$2,123	$87	4%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended September 30, 2019 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the three months ended September 30, 2018 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.
(c) Effective in the first quarter of 2019, one product historically included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment is now included in the reported results of the Generics business unit in the Diversified Products segment and another product historically included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment is now included in the reported results of the Dentistry business unit in the Diversified Products segment as management believes the products better align with the new respective business units. These changes in product alignment are not material. Prior period presentations of business unit and segment revenues and profits have been conformed to current segment and business unit reporting structures.

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Bausch Health Companies Inc.								Table 3b
Organic Growth (non-GAAP) - by Segment
For the Nine Months Ended September 30, 2019 and 2018
(unaudited)
	Calculation of Organic Revenue for the Nine Months Ended
	September 30, 2019				September 30, 2018			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$638	$18	$—	$656	$611	$(2)	$609	$47	8%
Global Surgical	505	20	—	525	512	(5)	507	18	4%
Global Consumer Products	1,065	34	—	1,099	1,053	(12)	1,041	58	6%
Global Ophtho Rx	483	12	—	495	482	—	482	13	3%
International Rx	810	26	—	836	801	(16)	785	51	6%
Total Bausch + Lomb/International	3,501	110	—	3,611	3,459	(35)	3,424	187	5%

Salix	1,505	—	(37)	1,468	1,323	(9)	1,314	154	12%

Ortho Dermatologics
Ortho Dermatologics(c)	277	—	—	277	367	—	367	(90)	(25)%
Global Solta	130	2	—	132	90	—	90	42	47%
Total Ortho Dermatologics	407	2	—	409	457	—	457	(48)	(11)%

Diversified Products
Neurology and Other	547	—	—	547	636	(3)	633	(86)	(14)%
Generics(c)	342	—	—	342	298	—	298	44	15%
Dentistry(c)	75	—	—	75	86	—	86	(11)	(13)%
Total Diversified Products	964	—	—	964	1,020	(3)	1,017	(53)	(5)%

Totals	$6,377	$112	$(37)	$6,452	$6,259	$(47)	$6,212	$240	4%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the nine months ended September 30, 2019 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the nine months ended September 30, 2018 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.
(c) Effective in the first quarter of 2019, one product historically included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment is now included in the reported results of the Generics business unit in the Diversified Products segment and another product historically included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment is now included in the reported results of the Dentistry business unit in the Diversified Products segment as management believes the products better align with the new respective business units. These changes in product alignment are not material. Prior period presentations of business unit and segment revenues and profits have been conformed to current segment and business unit reporting structures.

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Bausch Health Companies Inc.				Table 4
Other Financial Information
(unaudited)
(in millions)			September 30, 2019	December 31, 2018
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents			$825	$721
Restricted cash			2	2
Cash, cash equivalents and restricted cash			$827	$723

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facility			$—	$75
Term Loan Facilities			5,119	5,725
Senior Secured Notes			5,448	4,948
Senior Unsecured Notes			12,987	13,545
Other			12	12
Total long-term debt and other, net of premiums, discounts and issuance costs			23,566	24,305
Plus: Unamortized premiums, discounts and issuance costs			275	327
Total long-term debt and other			$23,841	$24,632

Maturities and Mandatory Payments of Debt Obligations
Remainder of 2019			$100	$228
2020			—	303
2021			203	1,003
2022			1,553	1,553
2023			3,788	6,348
2024			2,303	2,303
2025			10,632	10,632
2026 - 2029			5,262	2,262
Total debt obligations			$23,841	$24,632

Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	2019	2018
Cash provided by operating activities	$515	$522	$1,267	$1,182

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